April 26, 2023

Mr. Bruce Rosenberg

Treasurer

SPDR Series Trust

c/o SSGA Funds Management, Inc.

One Iron Street

Boston, Massachusetts 02210

RE:	Fee Waiver and/or Expense Reimbursement Arrangement Agreements

Dear Mr. Rosenberg:

SSGA Funds Management, Inc. (“SSGA FM”), as the investment adviser to each series listed in the table below (each a “Fund” and collectively, the “Funds”) of the SPDR Series Trust (the “Trust”), agrees:

Fund Name	Effective Date	Expiration Date
SPDR FTSE International Government Inflation-Protected Bond ETF	04/30/2023	04/30/2024
SPDR Bloomberg Short Term International Treasury Bond ETF	04/30/2023	04/30/2024
SPDR Bloomberg International Treasury Bond ETF	04/30/2023	04/30/2024
SPDR Bloomberg International Corporate Bond ETF	04/30/2023	04/30/2024
SPDR Bloomberg Emerging Markets Local Bond ETF	04/30/2023	04/30/2024

A. to waive its management fee and/or reimburse certain expenses, for each Fund in the Trust, in an amount equal to any acquired fund fees and expenses (“AFFEs”), excluding AFFEs derived from a Fund’s holdings in acquired funds for cash management purpose, if any, until April 30, 2024 (the “Expiration Date”).

***

Each of the above stated fee waivers and/or expense reimbursements (each a “Fee Waiver”, collectively the “Fee Waivers”) set forth in Sections (A): (i) supersedes any prior Fee Waiver for the applicable Fund, (ii) is subject to the terms and conditions of the Investment Advisory Agreement, (iii) does not provide for the recoupment by SSGA FM of any amounts waived or reimbursed, and (iv) may only be terminated during the relevant period with the approval of the Funds’ Board of Trustees.

SSGA FM and the Funds’ Officers are authorized to take such actions as they deem necessary and appropriate to continue each of the above stated Fee Waivers for additional periods, including of one or more years, after the Expiration Date of each Fee Waiver.

If these arrangements are acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

/s/ Ellen M. Needham
By:
Ellen M. Needham
Director and President

Accepted and Agreed:

SPDR SERIES TRUST,

ON BEHALF OF EACH SERIES OF THE TRUST LISTED ABOVE

/s/ Bruce Rosenberg
By:
Bruce Rosenberg
Treasurer